Exhibit 99.1

NEWS	Investor Relations
RELEASE	314/994-2916

FOR IMMEDIATE RELEASE

Arch Resources Reports Third Quarter 2023 Results

Achieves net income of $73.7 million and adjusted EBITDA of $126.3 million

Increases weighting of share repurchases in capital allocation formula

Declares a quarterly cash dividend of $21.6 million, or $1.13 per share

ST. LOUIS, October 26, 2023 – Arch Resources, Inc. (NYSE: ARCH) today reported net income of $73.7 million, or $3.91 per diluted share, in the third quarter of 2023, compared with net income of $181.0 million, or $8.68 per diluted share, in the prior-year period. Arch had adjusted earnings before interest, taxes, depreciation, depletion, amortization, accretion on asset retirement obligations, and non-operating expenses (“adjusted EBITDA”) 1 of $126.3 million in the third quarter of 2023. This compares to $223.0 million of adjusted EBITDA in the third quarter of 2022, which included a $12.3 million non-cash mark-to-market gain associated with its coal-hedging activities. Revenues totaled $744.6 million for the three months ended September 30, 2023, versus $863.8 million in the prior-year quarter.

In the third quarter of 2023, Arch made significant progress on key strategic priorities and objectives, as the company:

•	Generated $130.9 million in cash provided by operating activities and $86.5 million in discretionary cash flow – defined as cash provided by operating activities less capital expenditures – to fuel its robust capital return program
•	Repurchased 215,551 shares of common stock for $28.2 million, increasing to 4.3 million shares the potential dilution avoided – via common stock and convertible notes repurchases – since the relaunch of the capital return program in February 2022
•	Increased to more than $1.2 billion the total capital deployed via the capital return program over that timeframe

“Even with constrained advance rates at Leer South, our core metallurgical segment delivered first-quartile cash costs, a sequential step-up in per-ton realizations, and a quarter-over-quarter increase in per-ton cash margin during the third quarter,” said Paul A. Lang, Arch’s CEO and president. “In total, the team generated $86.5 million in discretionary cash flow, recharging Arch’s ongoing capital return program and underscoring yet again the company’s significant and durable cash-generating capabilities. Additionally, the board recently increased the weighting of share repurchases in Arch’s capital allocation formula, further highlighting its confidence in the company’s long-term outlook.”

1 Adjusted EBITDA is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

Operational Update

“After steady improvement and solid production levels in the year’s first half, the Leer South mine encountered a thinning coal seam in its fifth longwall panel,” said John T. Drexler, Arch’s chief operating officer. “Despite those temporary and near-term challenges, the metallurgical team delivered higher per-ton cash margins on the strength of improved per-ton coking coal realizations. Additionally, Arch’s thermal segment again generated substantial, supplemental adjusted EBITDA, driven by improved volumes and solid cost control at our Powder River Basin operations.”

		Metallurgical
	3Q23	2Q23	3Q22
Tons sold (in millions)	2.3	2.5	1.9
Coking	2.2	2.3	1.8
Thermal	0.1	0.2	0.1
Coal sales per ton sold	$151.33	$143.67	$181.34
Coking	$158.08	$153.38	$189.50
Thermal	$24.73	$37.36	$23.87
Cash cost per ton sold	$96.63	$89.94	$100.27
Cash margin per ton	$54.70	$53.73	$81.07

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures." Mining complexes included in this segment are Leer, Leer South, Beckley and Mountain Laurel.

Arch’s core metallurgical segment contributed adjusted EBITDA of $128.3 million in the third quarter. In sum, the segment’s average per-ton selling price increased 5 percent on a sequential basis; the average per-ton cash cost increased 7 percent due to the factors described above; and the average per-ton cash margin increased 2 percent. For full-year 2023, Arch is guiding to coking coal sales volumes of 8.6 to 8.9 million tons and to an average cash cost for the segment of between $88 and $91 per ton.

	Thermal
	3Q23	2Q23	3Q22
Tons sold (in millions)	16.8	16.3	18.4
Coal sales per ton sold	$16.73	$16.81	$19.94
Cash cost per ton sold	$15.39	$15.04	$14.76
Cash margin per ton	$1.34	$1.77	$5.18

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures." Mining complexes included in this segment are Black Thunder, Coal Creek and West Elk.

Arch’s thermal segment contributed adjusted EBITDA of $23.4 million in the third quarter, against capital spending of $10.4 million. Thermal segment margins were supported by a strong contribution from the Powder River Basin operations, which acted to counterbalance a roughly breakeven quarter at West Elk. Since the fourth quarter of 2016, the legacy thermal segment has generated a total of $1,357.4 million in adjusted EBITDA while expending just $164.5 million in capital.

Financial, Liquidity and Capital Return Program Update

As noted previously, the Arch board recently refined the allocation model governing Arch’s capital return program. Effective immediately, and inclusive of the December dividend payment, the board is targeting returning to stockholders 25 percent of the prior quarter’s discretionary cash flow – defined as cash provided by operating activities less capital expenditures – via a dividend, while directing the remaining discretionary cash flow to share repurchases or capital preservation.

“The centerpiece of our value proposition is the return to shareholders of effectively 100 percent of the company’s discretionary cash flow,” Lang said. “The board continuously evaluates the capital allocation model with the objective of optimizing the value generated for shareholders. While a significant dividend remains an integral component of the long-term capital return strategy, the board believes that, at present, directing a larger percentage of discretionary cash flow to share repurchases makes sense given its continuing confidence in the company’s promising, long-term outlook.”

During the quarter just ended, the company deployed $28.2 million to repurchase 215,551 shares at an average price of $130.83 per share. In total, Arch has now used common stock and convertible notes repurchases to manage and reduce potential dilution by approximately 4.3 million shares. Arch ended Q3 with 18.8 million shares outstanding on a fully diluted basis.

In keeping with its capital return formula, the board has declared a total quarterly cash dividend of $21.6 million, or $1.13 per share, which is equivalent to 25 percent of Arch’s third quarter discretionary cash flow. The December dividend – which includes a fixed component of $0.25 per share and a variable component of $0.88 per share – is payable on December 15, 2023, to stockholders of record on November 30, 2023.

Arch has now deployed a total of $1,208.2 million under its capital return program since its relaunch 20 months ago – inclusive of the just-declared December dividend – including $661.8 million, or $35.77 per share, in dividends and $546.4 million in common stock and convertible notes repurchases. Since the second quarter of 2017 – and inclusive of the program’s first phase – Arch has now deployed a total of more than $2.1 billion under its capital return program. As of September 30, 2023, Arch had $220.7 million of remaining authorization under its existing $500 million share repurchase program.

Arch also achieved a further streamlining of its capital structure during the third quarter and the first few days of October via the exercise or expiration of 100 percent of the warrants remaining from the original grant seven years ago, with a negligible impact on the diluted share count.

Arch ended the third quarter with indebtedness of just $131.2 million after paying down an incremental $6.5 million during the quarter. In comparison, cash, cash equivalents and short-term investments totaled $213.5 million, resulting in a net cash positive position of $82.3 million. Total liquidity at quarter-end stood at $337.2 million.

“We continue to make good progress towards our long-term goal of further fortifying the balance sheet and simplifying the capital structure,” said Matthew C. Giljum, Arch’s chief financial officer. “Since the beginning of 2022, we have reduced overall indebtedness by 77 percent; retired all of our convertible notes; built a thermal mine reclamation fund that has largely pre-funded our Powder River Basin final reclamation obligation; and – most recently – achieved a further streamlining of our capital structure via the exercise or expiration of the remaining warrants. In short, we have set the stage for an even sharper focus on capital returns and the systematic reduction of our share count via share repurchases going forward.”

ESG Update

During the third quarter, Arch maintained its exemplary environmental, social and governance performance. Arch’s subsidiary operations achieved an aggregate total lost-time incident rate of 0.42 per 200,000 employee-hours worked during the first nine months of 2023, which was nearly five times better than the industry average, while recording zero environmental violations and zero water quality exceedances over that timeframe.

The U.S. Department of the Interior recently honored Arch’s Powder River Basin operating subsidiary as the sole recipient of the 2023 Excellence in Coal Mining Good Neighbor Award, the nation’s top honor for community engagement. This marked the third time in five years an Arch subsidiary was so honored. In addition, the National Institute for Occupational Safety and Health recently honored the Leer mine with the Mine Safety and Health Technology Innovation Award for the coal sector.

Market Update

Coking coal prices moved sharply higher during Q3, despite lackluster global steel markets. High-Vol A coking coal – Arch’s principal product – is currently being assessed at $277 per metric ton on the U.S. East Coast. Meanwhile, supply dynamics remain generally constructive due to persistent under-investment in new and existing coking coal capacity globally. Aggregate coking coal exports from Australia, the United States and Canada – the principal suppliers of high-quality coking coal to the global seaborne market – remain flat to down versus last year’s already-constrained levels, and well-off the peaks of recent years.

Global thermal coal markets appear to be range-bound at present, trading at prices well below last year’s historically strong levels but at a level that still supports healthy U.S. export volumes. Arch expects thermal coal market dynamics to continue to benefit from underinvestment in supply, which should create attractive export opportunities for the West Elk mine in 2024 and beyond. Domestically, Arch’s Powder River Basin operations are approaching sold-out status for 2024 at fixed price levels that should deliver a solid margin.

Since the start of the third quarter, Arch committed to ship approximately 1.5 million tons of coking coal to North American customers in 2024, at an average fixed price of approximately $158 per ton.

Looking Ahead

“The Arch team continues to execute on our clear, consistent and actionable plan for long-term value creation and growth,” Lang said. “We remain sharply focused on driving incremental productivity and cost improvements in our top-tier operating performance; capitalizing on a highly constructive global coking coal market; extending the global reach of our suite of high-quality coking coal products; maintaining and augmenting our strong financial position; and extending our industry-leading sustainability practices. Through these substantial and ongoing efforts, we are seeking to lay a strong and durable foundation for long-term cash generation – in a wide range of market environments – in support of our robust and ongoing capital return program.”

	2023
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking	8.6	-	8.9
Thermal	62.0	-	68.0
Total	70.6		76.9

Metallurgical (in millions of tons)
Committed, Priced Coking North American			1.8	$182.50
Committed, Unpriced Coking North American			0.1
Committed, Priced Coking Seaborne			5.3	$170.06
Committed, Unpriced Coking Seaborne			1.1
Total Committed Coking			8.3

Committed, Priced Thermal Byproduct			0.7	$39.46
Committed, Unpriced Thermal Byproduct			-
Total Committed Thermal Byproduct			0.7

Average Metallurgical Cash Cost				$88.00 - $91.00

Thermal (in millions of tons)
Committed, Priced			68.2	$17.26
Committed, Unpriced			0.6
Total Committed Thermal			68.8
Average Thermal Cash Cost				$15.00 - $15.50

Corporate (in $ millions)
D,D&A	$150.0	-	$156.0
ARO Accretion	$19.0	-	$21.0
S,G&A - Cash	$69.0	-	$73.0
S,G&A - Non-cash	$24.0	-	$28.0
Net Interest Income	$1.0	-	$3.0
Capital Expenditures	$160.0	-	$170.0
Cash Tax Payment (%)	0.0	-	5.0
Income Tax Provision (%)	12.0	-	17.0

Note: The company is unable to present a quantitative reconciliation of its forward-looking non-GAAP Segment cash cost per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include transportation costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts transportation costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. In addition, the impact of hedging activity related to commodity purchases that do not receive hedge accounting and idle and administrative costs that are not included in a reportable segment are additional reconciling items for Segment cash cost per ton sold. Management is unable to predict without unreasonable efforts the impact of hedging activity related to commodity purchases that do not receive hedge accounting due to fluctuations in commodity prices, which are difficult to forecast due to their inherent volatility. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results. Idle and administrative costs that are not included in a reportable segment are expected to be between $15 million and $20 million in 2023.

Arch Resources is a premier producer of high-quality metallurgical products for the global steel industry. The company operates large, modern and highly efficient mines that consistently set the industry standard for both mine safety and environmental stewardship. Arch Resources from time to time utilizes its website – www.archrsc.com – as a channel of distribution for material company information. To learn more about us and our premium metallurgical products, go to www.archrsc.com.

Forward-Looking Statements: This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and future plans, and often contain words such as “should,” “could,” “appears,” “estimates,” “projects,” “targets,” “expects,” “anticipates,” “intends,” “may,” “plans,” “predicts,” “believes,” “seeks,” “strives,” “will” or variations of such words or similar words. Actual results or outcomes may vary significantly, and adversely, from those anticipated due to many factors, including: loss of availability, reliability and cost-effectiveness of transportation facilities and fluctuations in transportation costs; inflationary pressures and availability and price of mining and other industrial supplies; changes in coal prices, which may be caused by numerous factors beyond our control, including changes in the domestic and foreign supply of and demand for coal and the domestic and foreign demand for steel and electricity; volatile economic and market conditions; operating risks beyond our control, including risks related to mining conditions, mining, processing and plant equipment failures or maintenance problems, weather and natural disasters, the unavailability of raw materials, equipment or other critical supplies, mining accidents, and other inherent risks of coal mining that are beyond our control; the effects of foreign and domestic trade policies, actions or disputes on the level of trade among the countries and regions in which we operate, the competitiveness of our exports, or our ability to export; competition, both within our industry and with producers of competing energy sources, including the effects from any current or future legislation or regulations designed to support, promote or mandate renewable energy sources; alternative steel production technologies that may reduce demand for our coal; our ability to secure new coal supply arrangements or to renew existing coal supply arrangements; the loss of, or significant reduction in, purchases by our largest customers; disruptions in the supply of coal from third parties; risks related to our international growth; our relationships with, and other conditions affecting our customers and our ability to collect payments from our customers; the availability and cost of surety bonds; including potential collateral requirements; we may not have adequate insurance coverage for some business risks; additional demands for credit support by third parties and decisions by banks, surety bond providers, or other counterparties to reduce or eliminate their exposure to the coal industry; inaccuracies in our estimates of our coal reserves; defects in title or the loss of a leasehold interest; losses as a result of certain marketing and asset optimization strategies; cyber-attacks or other security breaches that disrupt our operations, or that result in the unauthorized release of proprietary, confidential or personally identifiable information; our ability to acquire or develop coal reserves in an economically feasible manner; our ability to pay dividends or repurchase shares of our common stock according to our announced intent or at all; the loss of key personnel or the failure to attract additional qualified personnel and the availability of skilled employees and other workforce factors; existing and future legislation and regulations affecting both our coal mining operations and our customers’ coal usage, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases; increased pressure from political and regulatory authorities, along with environmental and climate change activist groups, and lending and investment policies adopted by financial institutions and insurance companies to address concerns about the environmental impacts of coal combustion; increased attention to environmental, social or governance matters (“ESG”); our ability to obtain and renew various permits necessary for our mining operations; risks related to regulatory agencies ordering certain of our mines to be temporarily or permanently closed under certain circumstances; risks related to extensive environmental regulations that impose significant costs on our mining operations and could result in litigation or material liabilities; the accuracy of our estimates of reclamation and other mine closure obligations; the existence of hazardous substances or other environmental contamination on property owned or used by us; and risks related to tax legislation.  All forward-looking statements in this press release, as well as all other written and oral forward-looking statements attributable to us or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in this section and elsewhere in this press release. These factors are not necessarily all of the important factors that could cause actual results or outcomes to vary significantly, and adversely, from those anticipated at the time such statements were first made. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results and outcomes to be materially, and adversely, different than those expressed in our forward-looking statements. For these reasons, readers should not place undue reliance on any such forward-looking statements.  These forward-looking statements speak only as of the date on which such statements were made, and we do not undertake, and expressly disclaim, any duty to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by the federal securities laws. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(Unaudited)		(Unaudited)
Revenues	$744,601	$863,835	$2,371,826	$2,865,129

Costs, expenses and other operating
Cost of sales (exclusive of items shown separately below)	596,889	610,027	1,774,753	1,758,012
Depreciation, depletion and amortization	36,717	33,958	108,273	98,948
Accretion on asset retirement obligations	5,292	4,430	15,877	13,290
Change in fair value of coal derivatives, net	(46)	(12,252)	1,361	5,144
Selling, general and administrative expenses	24,279	26,107	73,092	79,271
Other operating (income) expense, net	(2,812)	16,997	(11,398)	18,796
	660,319	679,267	1,961,958	1,973,461

Income from operations	84,282	184,568	409,868	891,668

Interest income (expense), net
Interest expense	(3,120)	(4,060)	(10,783)	(16,245)
Interest and investment income	4,803	2,224	12,340	2,776
	1,683	(1,836)	1,557	(13,469)

Income before nonoperating expenses	85,965	182,732	411,425	878,199

Nonoperating expenses
Non-service related pension and postretirement benefit credits (costs)	4,507	(857)	5,692	(2,189)
Net loss resulting from early retirement of debt	-	(394)	(1,126)	(14,143)
	4,507	(1,251)	4,566	(16,332)

Income before income taxes	90,472	181,481	415,991	861,867
Provision for income taxes	16,781	474	66,839	1,424

Net income	$73,691	$181,007	$349,152	$860,443

Net income per common share
Basic earnings per share	$4.05	$9.84	$19.20	$50.97
Diluted earnings per share	$3.91	$8.68	$18.12	$41.00

Weighted average shares outstanding
Basic weighted average shares outstanding	18,187	18,396	18,189	16,881
Diluted weighted average shares outstanding	18,840	20,908	19,270	21,210

Dividends declared per common share	$3.97	$6.00	$9.53	$14.36

Adjusted EBITDA (A)	$126,291	$222,956	$534,018	$1,003,906

(A) Adjusted EBITDA is defined and reconciled under "Reconciliation of Non-GAAP Measures" later in this release.

Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2023	2022
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$183,097	$236,059
Short-term investments	30,447	36,993
Restricted cash	1,100	1,100
Trade accounts receivable	289,994	236,999
Other receivables	16,439	18,301
Inventories	233,213	223,015
Other current assets	51,854	71,384
Total current assets	806,144	823,851

Property, plant and equipment, net	1,200,109	1,187,028

Other assets
Deferred income taxes	146,324	209,470
Equity investments	21,273	17,267
Fund for asset retirement obligations	140,413	135,993
Other noncurrent assets	51,595	59,499
Total other assets	359,605	422,229
Total assets	$2,365,858	$2,433,108

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$198,374	$211,848
Accrued expenses and other current liabilities	135,163	157,043
Current maturities of debt	21,926	57,988
Total current liabilities	355,463	426,879
Long-term debt	107,515	116,288
Asset retirement obligations	234,386	235,736
Accrued pension benefits	1,057	1,101
Accrued postretirement benefits other than pension	50,360	49,674
Accrued workers’ compensation	144,714	155,756
Other noncurrent liabilities	76,213	82,094
Total liabilities	969,708	1,067,528

Stockholders' equity
Common Stock	305	288
Paid-in capital	716,956	724,660
Retained earnings	1,737,468	1,565,374
Treasury stock, at cost	(1,107,878)	(986,171)
Accumulated other comprehensive income	49,299	61,429
Total stockholders’ equity	1,396,150	1,365,580
Total liabilities and stockholders’ equity	$2,365,858	$2,433,108

Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2023	2022

	(Unaudited)
Operating activities
Net income	$349,152	$860,443
Adjustments to reconcile to cash from operating activities:
Depreciation, depletion and amortization	108,273	98,948
Accretion on asset retirement obligations	15,877	13,290
Deferred income taxes	66,561	-
Employee stock-based compensation expense	19,699	20,837
Amortization relating to financing activities	1,317	1,958
Gain on disposals and divestitures, net	(714)	(1,012)
Reclamation work completed	(17,642)	(11,229)
Contribution to fund asset retirement obligations	(4,421)	(110,000)
Changes in:
Receivables	(49,950)	108,635
Inventories	(10,199)	(58,438)
Accounts payable, accrued expenses and other current liabilities	(31,241)	58,791
Income taxes, net	(999)	826
Coal derivative assets and liabilities, including margin account	1,361	5,144
Other	6,744	27,038
Cash provided by operating activities	453,818	1,015,231

Investing activities
Capital expenditures	(121,030)	(94,517)
Minimum royalty payments	(1,113)	(1,069)
Proceeds from disposals and divestitures	1,363	1,963
Purchases of short-term investments	(23,386)	(10,675)
Proceeds from sales of short-term investments	30,417	14,450
Investments in and advances to affiliates, net	(12,210)	(6,692)
Cash used in investing activities	(125,959)	(96,540)

Financing activities
Payments on term loan due 2024	(2,250)	(273,038)
Payments on convertible debt	(58,430)	(149,273)
Net payments on other debt	(30,568)	(23,942)
Debt financing costs	-	(690)
Purchase of treasury stock	(122,502)	(56,498)
Dividends paid	(183,790)	(264,638)
Payments for taxes related to net share settlement of equity awards	(27,230)	(4,908)
Proceeds from warrants exercised	43,949	19,422
Cash used in financing activities	(380,821)	(753,565)

(Decrease) increase in cash and cash equivalents, including restricted cash	(52,962)	165,126
Cash and cash equivalents, including restricted cash, beginning of period	237,159	326,295

Cash and cash equivalents, including restricted cash, end of period	$184,197	$491,421

Cash and cash equivalents, including restricted cash, end of period
Cash and cash equivalents	$183,097	$490,321
Restricted cash	1,100	1,100

	$184,197	$491,421

Arch Resources, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	September 30,	December 31,
	2023	2022
	(Unaudited)
Term loan due 2024 ($4.3 million face value)	$4,252	$6,502
Tax exempt bonds ($98.1 million face value)	98,075	98,075
Convertible Debt	-	13,156
Other	28,904	59,472
Debt issuance costs	(1,790)	(2,929)
	129,441	174,276
Less: current maturities of debt	21,926	57,988
Long-term debt	$107,515	$116,288

Calculation of net (cash) debt
Total debt (excluding debt issuance costs)	$131,231	$177,205
Less liquid assets:
Cash and cash equivalents	183,097	236,059
Short term investments	30,447	36,993
	213,544	273,052
Net (cash) debt	$(82,313)	$(95,847)

Arch Resources, Inc. and Subsidiaries

Operational Performance

(In millions, except per ton data)

	Three Months Ended September 30, 2023		Three Months Ended June 30, 2023		Three Months Ended September 30, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Metallurgical
Tons Sold	2.3		2.5		1.9

Segment Sales	$355.0	$151.33	$353.5	$143.67	$346.0	$181.34
Segment Cash Cost of Sales	226.7	96.63	221.3	89.94	191.3	100.27
Segment Cash Margin	128.3	54.70	132.2	53.73	154.7	81.07

Thermal
Tons Sold	16.8		16.3		18.4

Segment Sales	$281.6	$16.73	$273.1	$16.81	$366.2	$19.94
Segment Cash Cost of Sales	259.0	15.39	244.4	15.04	271.0	14.76
Segment Cash Margin	22.7	1.34	28.7	1.77	95.2	5.18

Total Segment Cash Margin	$151.0		$160.9		$249.9

Selling, general and administrative expenses	(24.3)		(22.8)		(26.1)
Other	(0.4)		(7.7)		(0.8)

Adjusted EBITDA	$126.3		$130.4		$223.0

Arch Resources, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In thousands, except per ton data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.

The following reconciles these items to the most directly comparable GAAP measure.

Non-GAAP Segment coal sales per ton sold

Non-GAAP Segment coal sales per ton sold is calculated as segment coal sales revenues divided by segment tons sold. Segment coal sales revenues are adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated Income Statements, but relate to price protection on the sale of coal. Segment coal sales per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment coal sales per ton sold provides useful information to investors as it better reflects our revenue for the quality of coal sold and our operating results by including all income from coal sales. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment coal sales revenues should not be considered in isolation, nor as an alternative to coal sales revenues under generally accepted accounting principles.

Quarter ended September 30, 2023
(In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Revenues in the Condensed Consolidated Income Statements	$432,835	$311,766	$-	$744,601
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	-	-	-
Transportation costs	77,806	30,128	-	107,934
Non-GAAP Segment coal sales revenues	$355,029	$281,638	$-	$636,667
Tons sold	2,346	16,831
Coal sales per ton sold	$151.33	$16.73

Quarter ended June 30, 2023
(In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Revenues in the Condensed Consolidated Income Statements	$451,752	$305,542	$-	$757,294
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	(3,587)	-	(3,587)
Transportation costs	98,221	36,004	-	134,225
Non-GAAP Segment coal sales revenues	$353,531	$273,125	$-	$626,656
Tons sold	2,461	16,252
Coal sales per ton sold	$143.67	$16.81

Quarter ended September 30, 2022
(In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Revenues in the Condensed Consolidated Income Statements	$444,306	$419,529	$-	$863,835
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	14,701	-	14,701
Transportation costs	98,292	38,595	-	136,887
Non-GAAP Segment coal sales revenues	$346,014	$366,233	$-	$712,247
Tons sold	1,908	18,365
Coal sales per ton sold	$181.34	$19.94

Arch Resources, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In thousands, except per ton data)

Non-GAAP Segment cash cost per ton sold

Non-GAAP Segment cash cost per ton sold is calculated as segment cash cost of coal sales divided by segment tons sold. Segment cash cost of coal sales is adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated Income Statements, but relate directly to the costs incurred to produce coal. Segment cash cost per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment cash cost per ton sold better reflects our controllable costs and our operating results by including all costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment cash cost of coal sales should not be considered in isolation, nor as an alternative to cost of sales under generally accepted accounting principles.

Quarter ended September 30, 2023
(In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Cost of sales in the Condensed Consolidated Income Statements	$304,511	$288,518	$3,860	$596,889
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	-	(564)	-	(564)
Transportation costs	77,806	30,128	-	107,934
Cost of coal sales from idled or otherwise disposed operations	-	-	1,184	1,184
Other (operating overhead, certain actuarial, etc.)	-	-	2,676	2,676
Non-GAAP Segment cash cost of coal sales	$226,705	$258,954	$-	$485,659
Tons sold	2,346	16,831
Cash cost per ton sold	$96.63	$15.39

Quarter ended June 30, 2023
(In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Cost of sales in the Condensed Consolidated Income Statements	$319,549	$279,028	$7,550	$606,127
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	-	(1,425)	-	(1,425)
Transportation costs	98,221	36,004	-	134,225
Cost of coal sales from idled or otherwise disposed operations	-	-	5,157	5,157
Other (operating overhead, certain actuarial, etc.)	-	-	2,393	2,393
Non-GAAP Segment cash cost of coal sales	$221,328	$244,449	$-	$465,777
Tons sold	2,461	16,252
Cash cost per ton sold	$89.94	$15.04

Quarter ended September 30, 2022
(In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Cost of sales in the Condensed Consolidated Income Statements	$289,610	$313,430	$6,987	$610,027
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	-	3,825	-	3,825
Transportation costs	98,292	38,595	-	136,887
Cost of coal sales from idled or otherwise disposed operations	-	-	4,277	4,277
Other (operating overhead, certain actuarial, etc.)	-	-	2,710	2,710
Non-GAAP Segment cash cost of coal sales	$191,318	$271,010	$-	$462,328
Tons sold	1,908	18,365
Cash cost per ton sold	$100.27	$14.76

Arch Resources, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands)

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest (income) expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations and nonoperating expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company's core operating performance.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. The Company uses adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments. Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(Unaudited)		(Unaudited)
Net income	$73,691	$181,007	$349,152	$860,443
Provision for income taxes	16,781	474	66,839	1,424
Interest (income) expense, net	(1,683)	1,836	(1,557)	13,469
Depreciation, depletion and amortization	36,717	33,958	108,273	98,948
Accretion on asset retirement obligations	5,292	4,430	15,877	13,290
Non-service related pension and postretirement benefit (credits) costs	(4,507)	857	(5,692)	2,189
Net loss resulting from early retirement of debt	-	394	1,126	14,143

Adjusted EBITDA	$126,291	$222,956	$534,018	$1,003,906
EBITDA from idled or otherwise disposed operations	30	3,624	8,726	9,972
Selling, general and administrative expenses	24,279	26,107	73,092	79,271
Other	1,095	(690)	7,189	8,114

Segment Adjusted EBITDA from coal operations	$151,695	$251,997	$623,025	$1,101,263

Segment Adjusted EBITDA
Metallurgical	128,322	155,185	524,218	810,615
Thermal	23,373	96,812	98,807	290,648

Total Segment Adjusted EBITDA	$151,695	$251,997	$623,025	$1,101,263

Discretionary cash flow

	Three Months Ended September 30,	Nine Months Ended September 30,
	2023	2023
	(Unaudited)	(Unaudited)
Cash flow from operating activities	$130,932	$453,818
Less: Capital expenditures	(44,424)	(121,030)
Discretionary cash flow	$86,508	$332,788